Exhibit 99.1

Sanchez Energy Announces Second Quarter 2015 Operating Results

Reports Record Production of 53,920 BOE/D

Resulting from Increased Well Performance and Efficiency Gains

HOUSTON—(Marketwired)—July 15, 2015—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”), today announced operating results for the second quarter 2015.  Highlights from operations include:

•                  Record production of 4,907 thousand barrels of oil equivalent (“MBOE”) during the second quarter 2015 for average production of 53,920 barrels of oil equivalent per day (“BOE/D”) driven by shorter drilling times and strong production from recent wells put on production at Catarina.  Average daily production exceeded the high end of the Company’s second quarter guidance range of 42,000 to 46,000 BOE/D. Current production is approximately 53,000 BOE/D.

•            The two most recent two-well pads at South-Central Catarina have averaged 24-hour initial production (“IP”) rates between 1,400 and 1,800 BOE/D and are trending in line with the strongest wells in Western Catarina.

•            Based on recent operating results in the first half of 2015, the Company is increasing its full year 2015 production guidance range to 44,000 to 48,000 BOE/D.

•            The Company has met all Catarina drilling commitments for the annual term, which ended June 30, 2015, by drilling 68 wells towards the 50-well annual commitment. The Company enters the next well-commitment year with a bank of 18 wells that reduces the number of remaining wells in the next 50-well annual commitment to 32 wells required to be drilled before June 30, 2016.

•            Well costs in Catarina have decreased from approximately $6.5 million per well that was budgeted at the start of 2015, to below $4.5 million currently.

MANAGEMENT COMMENTS

Tony Sanchez, III, President and Chief Executive Officer of Sanchez Energy, commented:  “During the second quarter 2015, we had success on a number of fronts. Estimated production for the second quarter 2015 averaged approximately 53,920 BOE/D.  As a result of operational efficiencies, we are now able to drill and complete wells at a faster pace and at lower costs. This improvement in productivity has allowed us to put online additional wells in the first half of 2015 without spending additional capital beyond the budget or increasing the number of drilling rigs working on our assets. The additional wells brought online, combined with better-than-anticipated production results at Catarina, has allowed our company to significantly exceed the high end of our second quarter production guidance of 42,000 to 46,000 BOE/D.”

“At Catarina, through the significant drilling and cycle-time improvements, the Company was able to bank 18 wells towards our next commitment period. By banking these wells, the Company has increased flexibility on obligatory drilling for the next year. In addition, these incremental wells will have volume additions that will carry over into our 2016 production. Strong production results from our Catarina development and appraisal program continue to contribute to our record overall production volumes. Our appraisal wells brought online in the second quarter in South-Central Catarina have rates and pressures in line with some of the strongest wells in Western Catarina.  In addition, a number of the wells we brought online previously in the East are showing shallower than expected declines. Although it is still early, we are increasingly optimistic about the performance of wells outside of the core Western Catarina area and plan to provide additional details during our second quarter earnings call.  Our innovative procurement strategy and continued focus on cost reduction has enabled us to drive capital costs down and deliver average well costs under $4.5 million per well in Catarina during the second quarter.”

OPERATIONS UPDATE

The Company’s Eagle Ford development plans remain primarily focused on Catarina, and the Company plans to average four gross (3.5 net) rigs over the course of 2015.

In the second quarter 2015, the Company brought online 35 gross wells (30 operated and five non-operated) and 31 net wells (30 operated and one non-operated). The Company is currently producing approximately 53,000 BOE/D.  In Catarina, the Company has continued exploration outside of the core Western Catarina acreage.  In South-Central and South-Eastern Catarina, the Company has now brought online three pads (two wells each) that have continued to exceed expectations and show similar results to Western Catarina.  In particular, the two most recent pads in South-Central Catarina are producing above our 600-700 MBOE type curve and are currently trending in line with some of our best wells in Western Catarina.

In the Tuscaloosa Marine Shale, the Company is currently completing the Bloomer 2H and expects to bring the well online in the third quarter.

As of June 30, 2015, the Company had 565 gross (449 net) producing wells with 32 gross (29.5 net) wells in various stages of completion, as detailed in the following table.

Project Area	Gross Producing Wells	Gross Wells Waiting/ Undergoing Completion
Catarina	238	27
Marquis	103	—
Cotulla / Wycross	139	—
Palmetto	72	4
TMS / Other	13	1
Total	565	32

PRODUCTION UPDATE

Sanchez Energy’s estimated total production for the second quarter 2015 was approximately 4,907 MBOE (53,920 BOE/D), which represents a 21% increase over first quarter 2015 and a 164% increase over second quarter 2014.  This represents a significant increase above the high end of second quarter production guidance of 42,000 to 46,000 BOE/D due to both efficiency increases with respect to drilling times and well performance exceeding initial expectations. The Company’s production mix during the second quarter 2015 consisted of approximately 39% oil, 31% natural gas, and 30% natural gas liquids (“NGLs”).  Total production volumes are summarized in the following table.

	Q2 2015	Q2 2014	% Change	Q2 2015	Q1 2015	% Change
Total Production Volumes
Oil (MBbls)	1,917	1,356	41%	1,917	1,784	7%
Natural Gas (MMcf)	9,136	1,445	532%	9,136	6,992	31%
NGLs (MBbls)	1,467	262	460%	1,467	1,121	31%
Total Production Volumes (MBOE)	4,907	1,859	164%	4,907	4,070	21%

Average Daily Production Volumes
Oil (Bbls/d)	21,066	14,910	41%	21,066	19,817	6%
Natural Gas (Mcf/d)	100,391	15,875	532%	100,391	77,684	29%
NGLs (Bbls/d)	16,122	2,881	460%	16,122	12,453	29%
Total Production Volumes (BOE/D)	53,920	20,437	164%	53,920	45,217	19%

2015 CAPITAL PLAN AND PRODUCTION GUIDANCE

Sanchez Energy’s 2015 capital plan calls for spending $600 to $650 million, with $560 to $600 million allocated to spud 75 net wells and complete 88 net wells and the remaining $40 to $50 million to fund midstream, leasing, and other expenditures.  This plan assumed $6.5 million Catarina well costs.  As we are now realizing wells costs in Catarina of approximately $4.5 million due to increases in efficiency during the first half of 2015, the Company now has increased flexibility with respect to the number of drilled and completed wells during the course of 2015 while still remaining near the low end of the $600 to $650 million capital plan.

Sanchez Energy has also increased its 2015 average annual production guidance range to 44,000 - 48,000 BOE/D, an increase from the previously announced range of 42,000 to 46,000 BOE/D.   Including the previously announced sale, on April 6, 2015, of 59 producing wellbores in the non-operated Palmetto Field in the Eagle Ford, this represents a significant increase from initial guidance of 40,000 — 44,000 BOE/D provided in January 2015.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale in South Texas where we have assembled approximately 231,000 net acres, and the Tuscaloosa Marine Shale. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to estimates of our future production, estimates of our future hydrocarbon mix, the anticipated benefits of our acquisitions, any planned takeover of operations, and the rate of development of new plays that we enter into. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” “strategy,” “future,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to failure of acquired assets to produce as anticipated, failure to successfully integrate acquired assets, failure to continue  to produce  oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth, our expectations regarding the timing and ability to meet our drilling commitments with respect to our Catarina assets, and other factors described in Sanchez Energy’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q.  Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the Securities and Exchange Commission (the “SEC”). Sanchez Energy’s filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov.  In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy’s forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results.  Accordingly, you should not place any undue reliance on any of Sanchez Energy’s forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Company contact:

G. Gleeson Van Riet
Chief Financial Officer
Sanchez Energy Corporation
713-783-8000

Jaime Brito

Senior Vice President, Investor Relations

Sanchez Energy Corporation

713-783-8000